CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Columbia ETF Trust I of our report dated December 20, 2023, relating to the financial statements and financial highlights, which appears in the Annual Report on Form N-CSR of the funds indicated in Appendix A for the year ended October 31, 2023. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Other Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Minneapolis, Minnesota

May 29, 2024

Appendix A

Columbia ETF Trust I

Columbia International ESG Equity Income ETF

Columbia U.S. ESG Equity Income ETF